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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Pan Pacific Retail Properties, Inc.:


We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-63319 and 333-63743) and Form S-8 (No. 333-61169) of Pan
Pacific Retail Properties, Inc. (the "Company") of:

- our report dated September 15, 1998, with respect to the statement of revenue and certain expenses of Manteca Marketplace ("Manteca") for the year ended December 31, 1997, and

- our report dated October 2, 1998, except for the first paragraph of Note 6, as to which the date is October 9, 1998, the second paragraph of Note 6, as to which the date is November 5, 1998, and the third paragraph of Note 6, as to which the date is November 9,1998, with respect to the combined statement of revenue and certain expenses of The Mercury Portfolio ("Mercury") for the year ended December 31, 1997, which reports appear in the Form 8-K/A of the Company, dated October 9, 1998 (date of earliest events reported October 9, 1998 and November 5, 1998). Such reports contain a paragraph that states that Manteca's statement of revenue and certain expenses and Mercury's combined statement of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1. It is not intended to be a complete presentation of Manteca's or Mercury's revenue and expenses.




San Diego, California
December 18, 1998